UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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U.S. Physical Therapy, Inc.
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U. S. PHYSICAL THERAPY, INC.
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
DATE: Tuesday, May 21, 2024
TIME: 9:00 a.m. Central Time
PLACE: 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042
MATTERS TO BE ACTED ON:
1.	Election of seven directors to serve until the next annual meeting of stockholders.
2.	Advisory vote to approve named executive officer compensation.
3.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.
The Board of Directors has set March 25, 2024, as the record date for the Annual Meeting of Stockholders to be held on May 21, 2024 (the “Annual Meeting”). Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.
You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy card will be returned to you if you are present at the Annual Meeting and request its return.
By Order of the Board of Directors,

Richard S. Binstein
Executive Vice President, General Counsel and Secretary
April 15, 2024

i

U.S. PHYSICAL THERAPY, INC.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2024

Proxy Statement
This Proxy Statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Physical Therapy, Inc. (“we”, “us”, “our”, “USPH” or the “Company”) to be held on Tuesday, May 21, 2024, at 9:00 a.m. Central Time at the Company’s principal executive offices located at 1300 West Sam Houston Parkway, Suite 300, Houston, TX , 77042.
Proxy Solicitation
Your vote and proxy are being solicited by our Board of Directors (“Board of Directors” or “Board”) for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 15, 2024, to all of our stockholders of record as of the close of business on the record date, March 25, 2024 (the “Record Date”).
Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation before the Annual Meeting with Richard S. Binstein, our Executive Vice President, General Counsel and Secretary, at our principal executive offices located at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.
Important Notice Regarding the Availability of Proxy Materials
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2024 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2023, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2023 Annual Meeting of Stockholders, this Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) are available at http://materials.proxyvote.com/90337L. The materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors.
Your Vote is Important
Whether or not you plan to attend the Annual Meeting, please take time to vote your shares by signing and returning a proxy card as soon as possible.
Proposals To Be Voted On and the Board’s Voting Recommendations
The following three proposals are scheduled to be voted on at the Annual Meeting:
1)	Election of seven director nominees.
2)	Advisory vote to approve named executive officer compensation.
3)	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF: THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR, THE NON-BINDING ADVISORY VOTE OF THE

NAMED EXECUTIVE OFFICER COMPENSATION, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.
Who Can Vote
All holders of record of our common stock at the close of business on March 25, 2024, are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.
Proxies
Properly executed but unmarked proxies will be voted FOR the election of our seven director nominees, FOR the non-binding advisory vote of named executive officer compensation, and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024. If you “withhold” your vote for any of the director nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will vote your shares as directed by a majority of the Board of Directors.
Quorum
Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters that come before the Annual Meeting. The close of business on March 25, 2024, was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock issued and outstanding on the Record Date was 15,068,085. The presence, in person or by proxy, of at least a majority of the shares issued outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting, subject to the requirements of the Company’s Corporate Governance Guidelines regarding the need to receive more “For” votes than “Withhold” votes, as discussed in more detail below.
Cost of Proxy Solicitation
We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Questions and Additional Information
You may call our Chief Financial Officer, Carey P. Hendrickson, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Form 10-K accompanies this Proxy Statement. We have filed the Form 10-K with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy, Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Richard S. Binstein, Secretary, or by emailing us at investorrelations@usph.com.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1 — ELECTION OF DIRECTORS
The accompanying proxy card, unless marked to the contrary, will be voted in favor of the election of Christopher J. Reading, Kathleen A. Gilmartin, Nancy J. Ham, Dr. Bernard A. Harris, Jr., Anne B. Motsenbocker, Regg E. Swanson and Clayton K. Trier. All of these nominees are current directors standing for re-election at the Annual Meeting to serve until the next annual meeting of stockholders or until their successor is elected and qualified. The Governance and Nominating Committee, which consists solely of directors who are independent under the applicable New York Stock Exchange (“NYSE”) listing standards, recommended that from and after the Annual Meeting the Board consist of seven directors and recommended the nomination of all seven directors to the Board of Directors. Our current chairman, Mr. Edward Kuntz, is retiring from the Board effective as of the completion of the Annual Meeting. Based on that recommendation, the Board resolved that from and after the Annual Meeting the Board shall consist of seven directors and nominated each of the foregoing seven nominees recommended by the Governance and Nominating Committee for election at the Annual Meeting. We thank Mr. Kuntz for his distinguished service and the leadership he has provided to the Company during his tenure.
As discussed further under the heading “Corporate Governance and Board Matters - Board Leadership Structure” below, the Board has appointed Mr. Reading, our President and Chief Executive Officer, also to serve as the Chairman of the Board of Directors effective as of his re-election as a director at this Annual Meeting.
The Board of Directors has affirmatively determined that Messrs. Trier and Swanson, Dr. Harris and Mses. Gilmartin, Ham and Motsenbocker, are independent under the NYSE listing standards. Mr. Reading, who is an executive officer of the Company, was determined not to be independent under the NYSE listing standards. The nominees for director are:
Nominees:	Age	Director Since	Position(s) Held
Christopher J. Reading	60	2004	President, Chief Executive Officer and Director
Kathleen A. Gilmartin	72	2018	Director
Dr. Bernard A. Harris, Jr.	67	2005	Director
Anne B. Motsenbocker	62	2022	Director
Regg E. Swanson	70	2007	Director
Clayton K. Trier	72	2005	Director
Nancy J. Ham	63	2023	Director
Director Biographies:
Christopher J. Reading
Director since 2004
President and Chief Executive Officer
Age: 60
Race/Ethnicity: Caucasian
Gender: Male
Mr. Reading has served as our President and Chief Executive Officer and a director since 2004. Mr. Reading joined the Company in 2003 and served as our Chief Operating Officer until his promotion. Mr. Reading currently serves as President of The Alliance for Physical Therapy Quality and Innovation (“APTQI”). APTQI is an industry organization that advocates for legislative and regulatory changes on behalf of the physical therapy community that furthers our mission of ensuring patient access to value driven physical therapy care. Prior to joining the Company, Mr. Reading served in various executive and management positions with HealthSouth Corporation, including his ultimate position as Senior Vice President of Operations, where he focused on operations, acquisitions and development in various service areas including outpatient rehabilitation, ambulatory surgery, diagnostic imaging and inpatient rehabilitation hospitals. Also, Mr. Reading is a physical therapist.
Kathleen A. Gilmartin
Independent Director since 2018
Chairperson of the Compensation Committee
Age: 72
Race/Ethnicity: Caucasian
Gender: Female
Ms. Gilmartin joined our Board on May 22, 2018. Ms. Gilmartin is the former President and Chief Executive Officer of Caring Brands International and Interim HealthCare Inc., providers of home healthcare, skilled nursing, therapy and hospice care. Ms. Gilmartin’s career spanned twenty-five years with Interim HealthCare Inc. where she served as President and Chief Executive Officer from September 2008 until her retirement in February 2017. Ms. Gilmartin served as a director of Caring Brands International and Interim Healthcare, Inc. from February 2017 through October 2021. Ms. Gilmartin served as a director of the Research Institute for Home Care (formerly the Alliance of Home Health Quality and Innovation), a non-profit, national consortium of home health care providers and organizations from 2009 through 2023. Since December 2022, Ms. Gilmartin has served as a director of Harmar Mobility LLC, a manufacturer of specialty mobility products and provider of a range of mobility and accessibility solutions. Ms. Gilmartin also serves as a director since December 2022, for 101 Mobility LLC, a national network of franchised providers that install and service mobility devices and solutions in client homes throughout the U.S. Also, Ms. Gilmartin is a Registered Nurse.
Nancy J. Ham
Independent Director since May 2023
Age: 62
Race/Ethnicity: Caucasian
Gender: Female
Ms. Ham joined our Board in 2023. She is the former Chief Executive Officer and director of WebPT, a national provider of billing systems and electronic medical record solutions for outpatient rehabilitation centers, where she served in such roles from 2016 through 2021. Prior to her leadership of WebPT, from 2000 through 2016, Ms. Ham served as Chief Executive Officer and/or President of four companies involved in various aspects of the healthcare technology industry, serving hospitals, rehabilitation providers and health plans. Ms. Ham currently serves as a director of HST Pathways, a leading provider of software solutions to health care providers, Blue Cross Blue Shield of Arizona, a health insurance company, and Power Wellness, a medical fitness company. She is also an Advisory Board Member of Madison Dearborn Partners, LLC, a private equity firm focused on healthcare technology services, HLM Ventures, a venture capital firm also focused on healthcare technology services, and LRV Health, a venture capital firm focused on healthcare technology.
Dr. Bernard A. Harris, Jr.
Independent Director since 2005
Chairman of the Compliance Committee
Age: 67
Race/Ethnicity: African American
Gender: Male
Dr. Bernard A. Harris joined our Board in 2005. Since 2018, Dr. Harris has served as Chief Executive Officer and Managing Partner of Vesalius Ventures, Inc. He currently serves on the boards of Raytheon Technologies (NYSE: RTX), and MassMutual. He served as a trustee/director for Salient and Barings investment funds. He also served as a board member for the National Academies of Science, Engineering and Medicine - Board on Health Sciences Policy, and is currently on the boards of the Texas Medical Center and the Harris Foundation, which he founded. Dr. Harris is a former NASA astronaut, has logged more than 438 hours and traveled over 7.2 million miles in space. He was a mission specialist on the space shuttle Columbia in 1993 and a payload commander on space shuttle Discovery in 1995, where he became the first African American to walk in space. He completed a residency in internal medicine at the Mayo Clinic, a National Research Council Fellowship in endocrinology at the NASA Ames Research Center and trained as a flight surgeon at the United States Air Force School of Aerospace Medicine. He is a fellow of the American College of Physicians, and a member of the American Academy of Arts and Sciences.
Anne B. Motsenbocker
Independent Director since January 2022
Age: 62
Race/Ethnicity: Caucasian
Gender: Female
Ms. Motsenbocker joined our Board effective January 1, 2022. Ms. Motsenbocker was a Managing Director at J.P. Morgan Chase, a global financial services company, until she retired in 2021. Over her 36 years with the firm, she held roles of increasing responsibility focusing on helping companies develop and implement capital strategies, manage risk, achieve operational excellence, and grow organically and through mergers and acquisitions. In her last position, she was the functional Chief Executive Officer of the southwest region of the Commercial Bank, a position that she held for seven years. Since 2022, Ms. Motsenbocker has served as an independent director of CSW Industrials (NASDAQ: CSWI), a diversified industrial growth company, where she serves as a member of the Audit Committee and the Compensation and Talent Development Committee. From 2016 to 2022, she was a Director of Children’s Health System of Texas, one of the nation’s largest pediatric healthcare systems, where she served as Chair of the HR and Compensation Committee and as a member of the Audit Committee. Since October 2022, Ms. Motsenbocker has served as a Director of the National Kidney Foundation. She also currently serves on the board of the United Way Foundation of Metropolitan Dallas and the NACD of North Texas.
Regg E. Swanson
Director since 2007
Independent since January 1, 2023
Age: 70
Race/Ethnicity: Caucasian
Gender: Male
Mr. Swanson joined our Board in 2007. Mr. Swanson was employed by STAR Physical Therapy, LP, a subsidiary of the Company, from 2007 through January 31, 2020. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a certified athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.
Clayton K. Trier
Independent Director since 2005
Chairman of the Audit Committee
Age: 72
Race/Ethnicity: Caucasian
Gender: Male
Mr. Trier joined our Board in 2005. Mr. Trier is a private investor. Between 1986 and 2008, he was involved in various start-up and entrepreneurial activities and served as Chairman of the Board and/or Chief Executive Officer of three separate publicly traded companies in service industries during that time. From 2008 to 2018, Mr. Trier served as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and from 2013 to 2021 served as a director of the Baylor St. Luke’s Medical Center joint venture.
Director Qualifications
The Board of Directors believes that each of the directors and nominees for director listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the incumbent directors has exhibited during his or her prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management, leadership, compliance and broad healthcare industry experience. Set forth below are certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed above should continue to serve as a director.
Mr. Reading, as President and Chief Executive Officer of the Company, provides the Board of Directors with a comprehensive knowledge of the Company, its history, and its businesses, having served the Company for 21 years. In addition, Mr. Reading brings to the Board of Directors his insight into the healthcare industry from over 39 years of experience in clinical care, operations and executive leadership positions in rehabilitation and ambulatory services companies.
Ms. Gilmartin has extensive leadership experience in executive positions in healthcare companies, having served in executive leadership positions at Caring Brands International and Interim HealthCare Inc., providers of home healthcare, skilled nursing, therapy and hospice care. Also, she is a registered nurse. Ms. Gilmartin brings to the Board of Directors an in-depth knowledge of clinic practices and the regulatory and broad business environment of the healthcare industry. In addition, Ms. Gilmartin’s experience in overseeing the management of healthcare companies and performing clinical services as a nurse gives her the insight to advise the Board of Directors on a variety of business leadership and strategy matters, regulatory compliance, human resources and compensation related matters, which she applies to her service on the Compliance and Compensation Committees.
Ms. Ham has extensive leadership experience in executive positions in healthcare technology companies, having served in executive leadership positions at WebPT, Healtheon, and Medicity, providers of healthcare technology solutions and tools to the healthcare provider industry. Ms. Ham brings to the Board of Directors an in-depth knowledge of the functioning of healthcare companies, and how technology solutions enhance communication, efficiencies and patient care. She also brings knowledge of the operations of clinic practices as well as the regulatory and broad business environment of the healthcare industry. Ms. Ham’s experience in the healthcare technology sector and with national healthcare insurance payers gives her the insight to advise the Board of Directors on a variety of business and strategy matters, including the use of ever-changing technological solutions to enhance business operations and patient care.
Dr. Harris brings to the Board of Directors a wide and varying set of experiences. He is a former astronaut, having completed two space shuttle missions, and recently honored as the 2022 recipient of the National Space Grant Distinguished Service Award. In addition, Dr. Harris is an internal medicine physician, which allows him to bring to the Board of Directors the perspective of an experienced healthcare professional. Dr. Harris’ service as Managing Partner of a venture capital firm also has afforded him with a wide range of experience in operating healthcare and technologies companies, and in investing in a variety of emerging technologies and informatics in the broad healthcare market. His service on the boards of National Academy of Medicine, the Texas Medical Center, and St. Luke’s Health System – Texas Division, provides him with a deep understanding of healthcare and healthcare services businesses, which he applies as chair of the Compliance Committee. Also, Dr. Harris has almost two decades of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team.
Ms. Motsenbocker brings to the Board of Directors a wealth of experience structuring and arranging syndicated loans and other capital raising ventures during her more than 35 years of service at J.P. Morgan Chase, a global financial services company. She provides the Board of Directors with a thorough understanding of the capital markets. Ms. Motsenbocker’s experience in financial services also provides her with extensive finance and accounting knowledge. In addition, her service on the HR and Compensation Committee of Children’s Health System of Texas, one of the nation’s largest pediatric healthcare systems, provides her with experience with a healthcare company’s various human resources and compensation programs and strategies.
Mr. Swanson brings to the Board of Directors his insight into the healthcare industry generally, and outpatient physical therapy business specifically as a result of his decades of leadership experience as a physical therapist and as chief executive at the Company’s largest clinic partnership, STAR Physical Therapy in Tennessee. Mr. Swanson uses this experience to advise the Board of Directors on industry and clinical related issues as well as compliance related matters which he applies to his service on the Compliance Committee.
Mr. Trier has extensive experience in managing publicly-traded companies in services industries. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry, having served for many years as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and the Baylor St. Luke’s Medical Center joint venture. Mr. Trier’s past service on the boards of directors of many other companies provides him with experience in corporate governance, audit, accounting and internal controls, and risk oversight, which he applies this experience in his service on the Board of Directors. Also, Mr. Trier has almost two decades of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, his experience as a certified public accountant and partner in a national accounting firm gives him insight and experience on accounting and financial matters, which he utilizes in his role as a chair of the Audit Committee.
The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. Under current regulations, a broker is prohibited from voting for directors without receiving instructions from you. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board. The Governance and Nominating Committee of the Board of Directors will promptly accept such resignation unless there are, in its opinion, highly unusual or mitigating circumstances, in which case the Governance and Nominating Committee may, by unanimous vote of its disinterested members, recommend to the Board to reject the tendered resignation, and the Board will promptly act on, without being bound to accept, that recommendation.
All of the nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to serve, the Board may designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote FOR the election of the substitute nominee.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our Board currently is led by an independent Chairman and currently includes six other independent directors. Mr. Kuntz, our Chairman, will continue to serve as Chairman of the Board of Directors through the date of the 2024 Annual Meeting. Mr. Kuntz is retiring from his director role with the Company as of the Annual Meeting, and therefore is not standing for re-election.
The Board of Directors has determined that it is in the Company’s best interest to appoint Mr. Reading, our Chief Executive Officer since 2004 and a member of our Board of Directors, as Chairman of the Board of Directors, effective as of his re-election as a director at this Annual Meeting. The Board believes it is important to retain flexibility to allocate the responsibilities of Chairman of the Board and Chief Executive Officer in a manner that it believes is in the best interests of the Company and its stockholders. The Board does not have a policy mandating that the Chief Executive Officer should or should not also serve as Chairman. Rather, the Board considers the issue as part of the CEO succession planning process, and determines leadership of the Board based on its evaluation of current circumstances and the needs of the Company at the time. Based on Mr. Reading’s significant knowledge of the Company and strong leadership qualities, the Board has concluded that combining the roles of Chairman and Chief Executive Officer, along with the presence of a strong Lead Independent Director, is in the best interests of the Company and its stockholders at this time to promote the pursuit for the Company’s business objectives and strategic growth plans. Furthermore, the Board and Mr. Reading have identified Eric Williams, the Company’s current Chief Operating Officer – East, as a possible successor to the CEO role and have expanded Mr. Williams’ current role and responsibilities, which the Board believes creates the best possible long-term opportunity for both continuity and success in the leadership and strategy of the Company. In this regard, as indicated below, the Company has promoted Mr. Williams to the office of President and Chief Operating Officer, effective as of May 21, 2024. Mr. Williams has served as the Company’s Chief Operating Officer — East since July 2021. Graham Reeve, our Chief Operating Officer — West since March 2018, will continue to serve as the Company’s Chief Operating Officer — West.
In connection with its decision to combine the CEO and Chairman roles, the Board created the position of Lead Independent Director, adopted a Lead Independent Director Charter, and appointed Dr. Bernard Harris to serve in that role effective as of his re-election at this Annual Meeting. Dr. Harris has served as a director since 2005. The Board believes that Mr. Reading’s service as both Chairman of the Board and Chief Executive Officer puts him in the best position to execute our business strategy and business plans to maximize shareholder value. Because Mr. Reading has primary management responsibility with respect to the day-to-day business operations of the Company, he is best able to ensure that regular meetings of the Board are focused on the most important issues facing us at any given time. Our Board leadership structure also demonstrates to all our stakeholders (stockholders, employees, customers and communities around the country) that we are under strong leadership, with Mr. Reading setting the tone and having primary management responsibility. The Lead Independent Director and other independent directors will actively oversee Mr. Reading’s management of our operations and strategy execution. They will continue to take an active role in overseeing the Company’s management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Compensation Committee, Compliance Committee, and Governance and Nominating Committee. Non-management and independent directors regularly hold executive sessions outside the presence of the Chief Executive Officer and other Company employees. Finally, as detailed below, the Lead Independent Director has many important duties and responsibilities that enhance the independent oversight of management.
The Lead Independent Director will chair all meetings of the independent directors and executive sessions of the independent directors and also has other authority and responsibilities, including:
•	presiding at all meetings of the Board of Directors in the absence of, or upon the request of, the Chairman of the Board;
•	advising the Chairman of the Board regarding the agendas for meetings of the Board of Directors and information to be sent to the Board of Directors in connection with such meetings;
•	calling meetings of non-management and/or independent directors;
•	advising the Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors;
•	serving as principal liaison between the Chairman and the independent directors;

•	being available, as appropriate, for consultation and direct communication with stockholders;
•	having the authority to retain outside advisors and consultant who report directly to the Board of Directors on Board-wide issues; and
•	recommending to the Governance and Nominating Committee and to the Chairman, selection for the membership and chairman position for each Board committee.
We believe our Board’s leadership structure is best suited to the needs of the Company and that the strength of our Lead Independent Director position, the number and strength of our independent directors, the promotion of Mr. Williams to the office of President, and our overall governance practices positions the Company for continued strong leadership and growth.
Board Oversight of Risk
Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of the risks inherent in our business, including our operations, strategic directions and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy, compliance, cybersecurity and specific risks related to our business. These updates are communicated through periodic correspondence, presentations by management at Board meetings and through discussions with appropriate management compliance and audit personnel at the meetings of the Board’s Audit and Compliance Committees.
Independent Directors
The Board has affirmatively determined that each of the seven nominees to the Board of Directors, other than Mr. Reading, has no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the NYSE listing standards. Specifically, the Board determined that the foregoing six nominees (which is exclusive of Mr. Reading) are “independent” as defined in the NYSE listing standards, and that the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “ Exchange Act”) and the directors comprising the Compensation Committee are “independent” as defined in Rule 10C-1 under the Exchange Act.
Attendance at Board Meetings and Board Committees
The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. The Board of Directors is comprised of a majority of independent directors as required by the NYSE listing standards and is required to meet at least four times per year. In addition, the independent directors periodically meet as a group in executive session, without management present.
The Board has the following standing committees: (i) Governance and Nominating Committee, (ii) Compliance Committee, (iii) Compensation Committee, and (iv) Audit Committee. During 2023, the Board of Directors met six times, the Governance and Nominating Committee met four times, the Compliance Committee met four times, the Compensation Committee met eight times and the Audit Committee met seven times. Each of our directors participated in at least 75% of the aggregate meetings of the Board of Directors and the committees on which he or she served.
These committees are constituted as follows:
Governance and Nominating Committee
The Governance and Nominating Committee currently consists of Messrs. Kuntz (Chairman), Harris and Trier. Mr. Kuntz will retire from the Board of Directors effective as of the date of the Annual Meeting. At the Board of Directors meeting to be held on May 21, 2024 after this Annual Meeting, the Board will assess and determine the composition of the Governance and Nominating Committee and the director who will serve as its chairman. Each of the foregoing directors have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. One of the functions of this committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee operates under a written charter, a copy of which is available on our website at www.usph.com.
Nomination Criteria. In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the healthcare sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, other board affiliations, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; size of the Board of Directors; and regulatory obligations. In addition, as part of the Board Diversity Policy, the Board memorialized its commitment to consider diversity, including race and gender, in identifying candidates for appointment to the Board, and to strive to include women and people of color in each candidate pool for future Board seats.
In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the NYSE listing standards. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the NYSE listing standards, and the level of the candidate’s financial expertise. In accordance with the Company’s Corporate Governance Guidelines, incumbent directors who have achieved the age of 78 as of the date of the Annual Meeting shall not be eligible for re-election to the Board at such Annual Meeting without the unanimous consent and approval of the Board. Newly proposed nominees for director who have achieved the age of 77 as of the date of the Annual Meeting shall not be eligible for nomination, appointment or election to the Board. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.
Stockholder Nomination Procedures. The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination to be included in the proxy statement, he or she must give written notice to our Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice: (a) the name and address of such stockholder and (b) the number of shares of our common stock which are beneficially owned by such stockholder.
If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee is not eligible for election as a director of the Company. The Governance and Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.
No stockholder nominations were received in connection with the Annual Meeting.

Compliance Committee
The Compliance Committee currently consists of four directors. The current members of the committee are Dr. Harris (Chairman), Ms. Gilmartin, Ms. Ham and Mr. Swanson. Dr. Harris, Mr. Swanson, Ms. Gilmartin and Ms. Ham all have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compliance Committee Charter, which can be found on our website at www.usph.com, the committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations and cybersecurity. The committee is provided with information regarding the Company’s Compliance Program, including reports regarding the Company’s internal audit programs, results of external audits, and compliance related issues reported on the Company’s compliance hotline or otherwise. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management. The Committee also receives regular reports from the Company’s Chief Information Security Officer, regarding the Company’s cybersecurity related efforts, including infrastructure, security breach incidents and mitigation and remediation efforts. During 2023, each of the directors on the Committee completed the Diligent Cyber Risk and Strategy Certification Program, which teaches cyber literacy for corporate directors to effectively govern significant enterprise-wide cyber risks and have meaningful conversations with management. The committee also relies on the expertise and knowledge of management, especially our Chief Compliance Officer (“CCO”) and Chief Information Security Officer, who regularly communicates with the Chairman of the committee, and other compliance, management, operations and/or legal personnel. The committee reports periodically to the Board of Directors regarding its actions and recommendations.
Compensation Committee
The current members of the Compensation Committee are Ms. Gilmartin (Chair), Mr. Kuntz, Ms. Motsenbocker and Mr. Swanson. At the Board of Directors meeting to be held on May 21, 2024 after this Annual Meeting, the Board will assess and determine the composition of the Compensation Committee, given Mr. Kuntz’s retirement as of the date of the Annual Meeting. All Compensation Committee members have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;
•
evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;

•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;
•
reviewing, for officers of the Company other than the senior executives, the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior executive management and the annual bonus payments to be made thereunder, and providing input and advice to senior executive management with respect to these compensation decisions;

•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;
•	administering the Company’s clawback policy;
•	advising on compensation of non-employee members of the Board; and
•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans.
The committee may delegate its responsibilities to subcommittees of one or more directors. The Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or the “NEOs”) and other senior executives are not permitted to be present during any deliberations or voting with respect to his or her compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.”

Audit Committee
The Audit Committee currently consists of Messrs. Trier (Chairman), Harris and Kuntz, and Ms. Motsenbocker. At the Board of Directors meeting to be held on May 21, 2024 after this Annual Meeting, the Board will assess and determine the composition of the Audit Committee, given Mr. Kuntz’s retirement from the Board effective as of the date of the Annual Meeting. The Board of Directors has determined Ms. Motsenbocker and Messrs. Trier and Kuntz to be “audit committee financial experts” under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;
•	the appointment, compensation, retention and oversight of the work of the independent auditors;
•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors;
•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting; and
•	reviewing the internal audit department responsibilities, budget, staffing and the scope and results of internal audit work.
The Audit Committee Charter requires that the committee consist of at least three independent members of our Board. At each regular Audit Committee meeting, the committee meets privately with management and with the independent auditors, and at least twice per year it meets privately with the Internal Audit Manager.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Ms. Gilmartin (Chair), Mr. Kuntz, Ms. Motsenbocker and Mr. Swanson. None of the members of the Compensation Committee is, or during 2023 was, an officer or employee of the Company or any of its subsidiaries, nor has any of the members ever been an officer of the Company. Furthermore, none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2023.
Codes of Conduct and Procedures Regarding Related Party Transactions
Codes of Conduct
Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, an additional Code of Business Conduct and Ethics which is applicable to our directors, and Corporate Governance Guidelines. The Codes and Corporate Governance Guidelines are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Codes in 2023 and none were granted. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.
Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from, and amendments to, this Code. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Code in 2023, and none were granted. Any waivers from, and amendments to, the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.
Certain Relationships and Related Transactions
The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. There were no such transactions during 2023.
Communications with the Board of Directors and Attendance at Annual Meeting
The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to our Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
The Board of Directors also maintains an informal process for interested persons to communicate directly with the independent directors who periodically meet as a group in executive session. In the event an interested party wants to communicate directly with our Chairman (who currently presides over the executive sessions), our Lead Independent Director (who will preside over the executive sessions when our Chief Executive Officer serves in the Chairman role) or with the independent directors as a group, the interested party should send such communication to the attention of Chairman of the Board, labeled “CONFIDENTIAL”, to our principal executive offices.
Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2023 annual meeting all of our directors participated.
Stockholder Engagement
We regularly engage with our stockholders about our business and operations. Over the past year executive management met with or spoke to most of its major stockholders and numerous smaller holders representing well over a majority of the Company’s outstanding common stock. Management received stockholders input as to various corporate issues including their opinion concerning corporate governance and other business matters. Topics discussed included composition of our board of directors including experience, tenure, age, diversity and remuneration, as well as management pay including incentive compensation. Other topics included business outlook and strategy, acquisition criteria, capital structure, dividend policy, employee retention, adaptation of our workforce to remote environments, cybersecurity and environmental, social and governance matters.
From time to time, we have had communications with certain institutional shareholder representatives regarding the Board composition and the Board’s commitment to continue to attract and retain directors with diverse backgrounds, as well as environmental, social and governance (“ESG”) initiatives. In response to stockholder engagement, the Board of Directors memorialized its commitment to further enhancing Board diversity by adopting a Board Diversity Policy, which is posted on the Company’s website as part of the Corporate Governance Guidelines. The Company and the Board of Directors are committed to enhancing diversity on the Board, as the Company’s three most recently appointed directors, Ms. Gilmartin, Ms. Motsenbocker and Ms. Ham, are female and all three are nominated for reelection at this Annual Meeting. The Company also indicates herein the gender and race/ethnicity of its director nominees.
In prior years, we had communications with Institutional Shareholder Services (“ISS”), a proxy advisory firm, about issues of importance to them, including our executive compensation practices and our corporate governance. The most consistent comments we received related to the age and diversity of our directors, plurality voting in election of directors, and the preference to avoid “single-trigger” benefits for our executive officers.
Pursuant to Nevada law and the Company’s bylaws, director nominees are elected by a plurality of votes cast at our Annual Meeting. In response to stockholder feedback, we amended the Company’s Corporate Governance Guidelines to provide that, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board.

The Company also has addressed the issue regarding executive “single-trigger” benefits for its executive officers by amending executive employment agreements to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer. The Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits.
Environmental, Social and Governance Matters
The Company is committed to serving our patients, employees and communities in a sustainable and responsible manner. At every level of our organization, we recognize the importance of being good corporate citizens. Where possible, we look to optimize our operations to ensure that we can reduce our environmental impact while developing our employees and helping our patients.
We believe that sound corporate citizenship starts with the integration of ESG considerations into our corporate and risk management strategies. Doing so aligns the Company’s interests with our long-term success, that of our trusted partners and all stakeholders. ESG efforts are led internally by the Company’s ESG working group comprised of senior leaders from legal, operations, finance and human resources. The Board of Directors is overseeing our ESG efforts and receives periodic updates and reports on our efforts.
Given the nature of our Company’s business, our ESG focus has primarily been in the social and governance areas. We are committed to enhancing the health and wellness of patients in the communities within which we operate, utilizing a well-trained and diverse employee base. At its core, our Company is all about the well-being of our patients and our employees. Our ESG efforts also focus on overall governance, which includes having a diverse, experienced and independent Board of Directors to lead the Company, as well as taking steps to enhance cybersecurity and protect patient health information.
The Company continues to grow in our ESG journey. We are committed to looking for ways to expand our efforts and reporting, taking into account feedback from key stakeholders. During 2023, we published our 2023 ESG Report detailing our ongoing process and philosophy regarding ESG. That ESG Report aligns with the Sustainability Accounting Standards Board (SASB) standards for our industry. Our ESG Report is available on our website at https://www.usph.com.

Director Compensation Table
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers during the fiscal year ended December 31, 2023.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Mark J. Brookner(3)	$31,250	$—	$—	$—	$—	$—	$31,250
Harry S. Chapman(3)	$45,250	$—	$—	$—	$—	$—	$45,250
Kathleen A. Gilmartin	$78,750	$177,792	$—	$—	$—	$—	$256,542
Nancy J. Ham	$38,125	$177,792	$—	$—	$—	$—	$215,917
Dr. Bernard A. Harris, Jr.	$86,500	$177,792	$—	$—	$—	$—	$264,292
Edward L. Kuntz	$162,500	$177,792	$—	$—	$—	$—	$340,292
Anne B. Motsenbocker	$61,250	$177,792	$—	$—	$—	$—	$239,042
Regg E. Swanson	$58,750	$177,792	$—	$—	$—	$—	$236,542
Clayton K. Trier	$91,500	$177,792	$—	$—	$—	$—	$269,292
(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees, all of which are described below.
(2)
A total of 1,600 shares of restricted common stock were granted to each director under the terms of the Stock Incentive Plan. The restrictions lapsed as to 400 shares on each of July 1, 2023, October 1, 2023, January 1, 2024 and April 1, 2024. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, which amounted to $111.12 per share. Assumptions used in the calculation of these amounts are included in “Note 16 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with SEC on February 29, 2024.

(3)	Effective May 16, 2023, Messrs. Brookner and Chapman were no longer members of the Board of Directors.
Compensation of Directors
During 2023, each of our non-employee directors received a quarterly retainer fee (“Retainer Fee”) for serving as a member of our Board of Directors. The Retainer Fee for the first two quarters in 2023 was $11,250 per quarter. In addition, for these first two quarters, directors were paid $1,250 for each committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). Finally, for these same two quarters of 2023, in addition to the Retainer Fee and Meeting Fees, the Chairman of our Board of Directors and Chairs of our Committees were paid an annual fee (“Chair Fees”) at the rate of $70,000 per year (Board Chairman), $15,000 per year (Chair of Governance and Nominating Committee), $23,000 per year (Chair of Audit Committee), and $18,000 per year (Chairs of Compensation Committee and Compliance Committee).
In May 2023, at the recommendation of the Compensation Committee, the Board of Directors modified the fees paid to directors and eliminated the Meeting Fees. Starting for the third quarter of 2023, each of our non-employee directors received a Retainer Fee of $16,250 per quarter. In addition, starting for the third quarter of 2023, the annual Chair Fees were modified as follows: Chairman of the Board of Directors: $70,000; Chair of Audit Committee: $30,000; Chairs of Governance and Nominating Committee, Compensation Committee and Compliance Committee: $20,000.
In addition, in May 2023, each of the non-employee directors who were elected at the 2023 annual meeting received a grant of 1,600 shares of restricted stock under the terms of the Stock Incentive Plan. The restrictions on 400 shares of this grant lapsed on each of July 1, 2023, October 1, 2023, January 1, 2024 and April 1, 2024.
The Board of Directors has not approved any further changes to director the compensation thus far for 2024, except that in February 2024, at the recommendation of the Compensation Committee, the Board approved an additional annual fee of $35,000 to be paid to the Lead Independent Director in addition to the Retainer Fee and any other Chair Fees.
Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Mr. Reading is not compensated separately for serving on our Board nor will he be compensated separately for service as Chairman.

STOCK OWNERSHIP
Stock Owned by Directors, Nominees and Executive Officers
The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, Named Executive Officers and all current directors and Executive Officers as a group as of April 12, 2024. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.
Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Directors:
Edward L. Kuntz Chairman of the Board	5,780	0.0%
Christopher J. Reading President, Chief Executive Officer and Director	100,838(2)	0.7%
Kathleen A. Gilmartin	15,480	0.1%
Nancy J. Ham	860	0.0%
Dr. Bernard A. Harris, Jr	17,302	0.1%
Anne B. Motsenbocker	4,200	0.0%
Regg E. Swanson	17,476(3)	0.1%
Clayton K. Trier	7,000	0.0%
Non-Director Executive Officers:
Richard S. Binstein Executive Vice President, General Counsel and Secretary	15,006(4)	0.1%
Carey P. Hendrickson Chief Financial Officer	21,186(5)	0.1%
Graham D. Reeve Chief Operating Officer - West	25,162(6)	0.2%
Eric J. Williams Chief Operating Officer - East	19,314(7)	0.1%
All current directors and executive officers as a group (12 persons)	249,604	1.7%
(1)	There are no outstanding stock options.
(2)	Includes 32,913 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2024	3,587	1/1/2025	3,588	1/1/2026	2,888	1/1/2027	1,638
10/1/2024	3,587	4/1/2025	2,887	4/1/2026	1,637	4/1/2027	1,012
		7/1/2025	2,887	7/1/2026	1,637	7/1/2027	1,012
		10/1/2025	2,887	10/1/2026	1,637	10/1/2027	1,012
						1/1/2028	1,017
(3)	7,596 of these shares of our common stock are held by Regg E. Swanson Revocable Trust, of which Mr. Swanson is the trustee and beneficiary.
(4)	Includes 12,895 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2024	1,239	1/1/2025	1,241	1/1/2026	1,049	1/1/2027	747
10/1/2024	1,239	4/1/2025	1,045	4/1/2026	740	4/1/2027	506
		7/1/2025	1,045	7/1/2026	740	7/1/2027	506
		10/1/2025	1,045	10/1/2026	740	10/1/2027	506
						1/1/2028	507

(5)	Includes 13,930 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2024	1,438	1/1/2025	1,209	1/1/2026	1,221	1/1/2027	747
10/1/2024	1,446	4/1/2025	1,208	4/1/2026	740	4/1/2027	506
		7/1/2025	1,208	7/1/2026	740	7/1/2027	506
		10/1/2025	1,208	10/1/2026	740	10/1/2027	506
						1/1/2028	507
(6)	Includes 16,468 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2024	1,792	1/1/2025	1,793	1/1/2026	1,459	1/1/2027	827
10/1/2024	1,792	4/1/2025	1,442	4/1/2026	818	4/1/2027	506
		7/1/2025	1,442	7/1/2026	818	7/1/2027	506
		10/1/2025	1,442	10/1/2026	818	10/1/2027	506
						1/1/2028	507
Additionally, 6,902 of these shares of our common stock are held by the Reeve Trust, of which Mr. Reeve is the trustee and beneficiary.
(7)	Includes 14,622 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2024	1,408	1/1/2025	1,409	1/1/2026	1,139	1/1/2027	827
10/1/2024	1,408	4/1/2025	1,408	4/1/2026	818	4/1/2027	506
		7/1/2025	1,414	7/1/2026	818	7/1/2027	506
		10/1/2025	1,130	10/1/2026	818	10/1/2027	506
						1/1/2028	507
Stock Owned by Certain Beneficial Holders
The table below shows the ownership of shares of common stock by persons known to us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
BlackRock, Inc 55 East 52nd Street New York, NY 10055	2,318,096(1)	15.4%

Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars, 2nd floor Los Angeles, CA 90067	1,365,766(2)	9.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,062,427(3)	7.1%

Morgan Stanley 1585 Broadway New York, NY 10036	1,037,951(4)	6.9%

T. Rowe Price Investment Management, Inc 100 East Pratt St. Baltimore, MD 21202	761,260(5)	5.1%
(1)
BlackRock, Inc. has sole voting power over 2,298,759 of the shares and sole dispositive power over 2,318,096 of the shares as disclosed in a Schedule 13G/A filed on January 22, 2024. Various persons associated with BlackRock, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the company. The interest of one such person, iShares Core S&P Small-Cap ETF, is more than five percent of the total outstanding common stock.

(2)
Kayne Anderson Rudnick Investment Management LLC has sole voting power over 337,812 of the shares, shared voting power over 1,001,209 of the shares (shared with Virtus Investment Advisors), sole dispositive power of 364,557 of the shares and shared dispositive power of 1,001,209 of the shares (shared with Virtus Investment Advisors) as disclosed in a Schedule 13G/A filed on February 13, 2024. Virtus Equity Trust (on behalf of Virtus KAR Small Cap Growth Fund) is deemed to share voting power over 931,500 of the shares.

Kayne Anderson Rudnick Investment Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), and Virtus Investment Advisers, Inc. (an investment adviser registered under the Investment Advisers Act of 1940) and Virtus Equity Trust (on behalf of Virtus KAR Small-cap Growth Fund), a Delaware statutory trust, jointly filed the statement on Schedule 13G. With respect to securities owned by Kayne Anderson Rudnick Investment Management LLC and Virtus Investment Advisors, only the custodian for such investment company, has the right to receive dividends paid with respect to, and proceeds from sale of, such securities. No other person is known to have such right, except that the stockholders of such investment companies participate proportionately in any dividends or distributions so paid.
(3)
The Vanguard Group, Inc. (“Vanguard”) has sole voting power over none of the shares, shared voting power over 27,344 of the shares, sole dispositive power of 1,021,443 of the shares and shared dispositive power of 40,984 of the shares as disclosed in a Schedule 13G/A filed on February 13, 2024. The Vanguard clients, including investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

(4)
Morgan Stanley has shared voting power over 981,627 of the shares (shared with Calvert Research and Management), shared dispositive power of 1,037,951 of the shares (shared with Calvert Research and Management) as disclosed in a Schedule 13G/A filed on February 13, 2024. Calvert Research and Management is deemed to shared voting power over 754,056 of the shares and shared dispositive power over 764,387 shares. Calvert Impact Fund, Inc. — Calvert Small Cap Fund is deemed to have shared voting and dispositive power of 752,590 shares. The shares held by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Calvert Research and Management, Calvert Impact Fund, Inc. — Calvert Small-Cap Fund, a wholly-owned subsidiary of Morgan Stanley.

(5)
T. Rowe Price Investment Management, Inc. (“Price Investment Management”) has sole voting power over 293,960 of the shares and sole dispositive power over 761,260 of the shares as disclosed in Schedules 13G filed on February 14, 2024 (“T. Rowe Investment Management Filing”). Price Investment Management does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Investment Management serves as investment adviser. Any and all discretionary authority which has been delegated to Price Investment Management may be revoked in whole or in part at any time.
Except as may be indicated if the T. Rowe Price Management Filing, with one of the registered investment companies sponsored by Price Investment Management which it also serves as investment adviser, not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Investment Management. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the stockholders of each such Fund participate proportionately in any dividends and distributions so paid.

EXECUTIVE OFFICERS
The current executive officers of the Company are as follows:
Name	Position
Christopher J. Reading	President and Chief Executive Officer
Richard S. Binstein	Executive Vice President, General Counsel and Secretary
Carey P. Hendrickson	Chief Financial Officer
Graham D. Reeve	Chief Operating Officer - West
Eric J. Williams	Chief Operating Officer - East(1)
(1)	Mr. Williams will be promoted to President and Chief Operating Officer, to be effective as of May 21, 2024.
For information concerning Mr. Reading see “Proposal 1 — Election of Directors” above. For 2023, Mr. Reading, Mr. Hendrickson, Mr. Reeve, Mr. Williams and Mr. Binstein are deemed the Named Executive Officers (collectively, “NEOs”).
Richard S. Binstein, age 63, was appointed as Executive Vice President effective March 17, 2022, and continues to serve as the Company’s General Counsel and Secretary, his positions since joining the Company in 2011. From 2001 through 2010, Mr. Binstein served as Vice President, General Counsel and Secretary for Physiotherapy Associates, Inc. (and its predecessor, Benchmark Medical, Inc.), a national provider of outpatient physical therapy services. From 1997 through 2000, Mr. Binstein served as Assistant General Counsel and then General Counsel of NovaCare, Inc., a national provider of rehabilitation services. Mr. Binstein practiced law in a law firm setting from 1986 through 1996.
Carey P. Hendrickson, 61, was appointed as Chief Financial Officer effective November 9, 2020. Mr. Hendrickson served as the Chief Financial Officer of Capital Senior Living Corporation (subsequently renamed Sonida Senior Living - NYSE:SNDA), one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults from May 2014 until he began working for the Company. From 2010 through 2014, he served as the Senior Vice President/Chief Financial Officer and Treasurer of Belo Corp., (“Belo”), a television company that owned and operated network-affiliated television stations and their associated websites. Prior to serving in such capacity, Mr. Hendrickson served Belo in various roles including Senior Vice President/Chief Accounting Officer, Vice President/Human Resources, Vice President/Investor Relations and Corporate Communications, and Vice President/Strategic & Financial Planning. He began his career with KPMG LLP and was the director of financial planning for Republic Financial Services before joining Belo in 1992.
Graham D. Reeve, 60, was appointed as Chief Operating Officer – East effective March 5, 2018, and his title was subsequently changed to Chief Operating Officer – West effective as of July 1, 2021. From 2009 until the end of 2017, Mr. Reeve served as Chief Executive Officer of The Baptist Health System, an 1,800 bed six hospital system located in San Antonio, TX, which is a part of Tenet Healthcare. From 1995 to 2003, Mr. Reeve was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging, and rehabilitative healthcare services. From 1989 through 1995, Mr. Reeve was employed by Caremark Physical Therapy. Mr. Reeve is a physical therapist.
Eric J. Williams, age 59, was appointed as Chief Operating Officer – East effective July 1, 2021, and has been promoted to President and Chief Operating Officer, to be effective as of May 21, 2024. From 2018 through April, 2021, Mr. Williams served as President and Chief Operating Officer for Omni Ophthalmic Management Consultants (OOMC), an ophthalmology management services organization. From 2010 until 2018, Mr. Williams served in the roles of Chief Operating Officer and then Chief Executive Officer of Drayer Physical Therapy Institute, LLC, an outpatient physical therapy provider with a network of over 150 clinics in 14 states. Prior to his role at Drayer, Mr. Williams served as Executive Vice President and Chief Operating officer at Care One, a provider of nursing home and long-term care services. From 2007 through 2009, Mr. Williams served as Executive Vice President of Operations for Physiotherapy Associates, Inc., a national outpatient physical therapy provider, and from 2003 through 2007 served as Chief Operating Officer of Benchmark Medical, Inc., also a national provider of outpatient physical therapy services which merged with Physiotherapy in 2007. Prior to that time, Mr. Williams held senior management positions at HealthSouth, at the time the largest national provider of outpatient physical therapy services in the United States.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers, including the Chief Executive Officer and the other executive officers listed above. The committee also evaluates the performance of the Chief Executive Officer and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the Chief Executive Officer and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.
Our compensation and benefits programs are designed to attract and retain talented, qualified executives to manage and lead the Company, to motivate them to pursue corporate objectives, to align the interests of our executives with those of our stockholders and to maximize the long-term growth of the Company. We believe that our compensation program allows us to meet the following objectives:
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Reward the executive officer for a job done well. While base salary, which is intended to provide reasonable fixed compensation for the essential elements of an executive officer’s position, remains an important component of an executive officer’s compensation, our performance-based cash and equity compensation plans comprise a significant portion of compensation.

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Compensate executive officers within market standards. We believe that competitive pay, together with our significant growth opportunities and employee-centered corporate culture, allow us to attract and retain top-quality executives. To ensure the competitiveness of our compensation levels within the comparable markets for executive talent, we review our executive compensation program in comparison to pertinent market data and specified peer companies.

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Provide compensation that is fair to the executive officer and the Company. We believe that it is important for executive officers to be fairly compensated, at levels reflective of their talents, experience, and the scope of their job responsibilities. We also believe that it is important that each executive officer perceives that his or her compensation is fair and equitable relative to peers and others in the organization. This perceived equity promotes executive retention and satisfaction, and is consistent with our beliefs and values.

•
Create a high-performance culture. We believe that executive officers should strive to achieve and exceed performance expectations and drive the growth and success of the business. We also believe that superior performance warrants superior rewards. Our merit-based salary increases and performance-based cash and equity compensation plans are designed to promote this high-performance culture and motivate our executives to achieve at their highest potential.

Compensation Policies and Practices
We maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term stockholder value:
•
Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•	Capped Annual Incentive Award Opportunities. The value of our NEO incentive awards is determined by performance-based metrics that promote long-term stockholder value.
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Multi-Year Vesting Periods. Our vesting periods enhance retention and alignment with stockholders' interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over multiple years.

•	Independent Decision Makers. Members of our Compensation Committee are independent.
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Competitive Compensation Practices. The competitiveness of our executive compensation program is monitored annually by comparison to a group of peer companies that are comparable based on industry, revenue, market capitalization and other factors.

•
Double-Trigger Change in Control Benefits. Restricted stock grants are subject to “double trigger” vesting in connection with a change in control (i.e., awards that require a qualifying termination of employment in addition to a change in control in order to become fully vested).

•	Limited Perquisites. We provide our NEOs with limited perquisites that are narrowly tailored to enhance our retention of talent over the long term.
•
Clawback Policy. We require our executive officers to agree to a Clawback Policy. If we are required to file an accounting restatement with the SEC to correct an error in previously issued financial statements, we will recover from our current and former executive officers any incentive-based compensation received by those executives during the last three fiscal years that exceeds the amount of incentive-based compensation that otherwise would have been received by the executive had it been determined based on the restated amounts, computed without regard to any taxes paid.

Compensation Framework and Process
Role of the Independent Consultant
The Compensation Committee has the authority to retain a consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. The Compensation Committee retained an outside resource during 2023 for the limited purpose of providing the committee with certain updated benchmarking information (as discussed below) to assist the committee with evaluating and establishing the Company’s performance-based cash and equity compensation plans.
The outside resource has no other business or financial relationship with the Company and his work for the Compensation Committee does not raise any conflict of interest. This outside resource provided no other services to the Company and only received fees from the Company on behalf of the Compensation Committee.
Benchmarking
To ensure that our executive compensation program is competitive, the Compensation Committee has periodically reviewed data regarding executive compensation at peer group companies assembled by its outside resource. The Compensation Committee uses the comparative peer group data as a point of reference for compensation, but not as the determinative factor. The purpose of the comparison data is not to supplant the analyses of internal pay equity, wealth accumulation and the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions. The Compensation Committee has full discretion in determining the nature and extent of the use of comparative compensation data, including to elect not to use the data at all.
There are very few directly comparable, publicly-traded peer companies in our sector, so in determining our peer group, we selected companies with similar industry focus, business complexity, and size and operating characteristics. The most recent targeted peer group consisted of the following companies:
•	Select Medical Corporation
•	ATI Physical Therapy, Inc.
•	Surgery Partners, Inc.
•	RadNet, Inc.
•	Addus HomeCare Corporation
•	Cross Country Healthcare, Inc.
•	Apollo Medical Holdings, Inc.
•	National Healthcare Corp
•	Ensign Group, Inc.
For each of these companies, the Compensation Committee reviewed base salary information, annual cash incentives, annual equity incentives, and other compensation. In addition, the Compensation Committee reviews and considers the pay for performance and benchmarking information provided by ISS in its ISS Proxy Analysis & Benchmark Policy Voting Recommendations relating to the Company’s prior fiscal year. The Compensation Committee considered the relative portion of overall executive compensation consisting of equity compensation as compared to cash compensation, objective versus subjective measures, and how the Company compared to the other publicly-traded companies in areas such as shareholder return, revenue and Adjusted EBITDA growth. Adjusted EBITDA is defined as earnings before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, asset impairment charges and other extraordinary or unusual items, and the related portion for non-controlling interests. Considering all these factors and comparable company information, the Compensation Committee determined that the 2023 compensation program for the NEOs appropriately motivates the Company’s executives to manage the Company effectively and in a manner that is in the best interests of the Company and its stockholders.
Role of the Executive Officers
Mr. Reading participated in the meetings of the Compensation Committee at which compensation actions involving our executive officers (other than Mr. Reading) were discussed. Mr. Reading assisted the Compensation Committee by making recommendations and answering Compensation Committee questions regarding executive performance and objectives relating to the NEOs other than himself. Mr. Reading recused himself and did not participate in any portion of any meeting of the Compensation Committee at which his compensation was discussed.
Anti-Hedging of Company Stock
Pursuant to the Company’s Insider Trading Policy, directors, officers and employees are prohibited from:
•	Directly or indirectly engaging in transactions designed to or have the effect of hedging or offsetting any decrease in the market value of Company stock;
•	Buying or selling put options, call options or other derivatives of Company stock; and
•	Executing short sales of the Company stock.
In addition, the Company’s Insider Trading Policy provides that the following types of transactions also should be avoided in order to avoid possible inadvertent insider trading transactions:
•	Holding Company stock in margin accounts;
•	Pledging any Company stock as collateral for a loan; and
•	Establishing standing orders.
The Role of Stockholder Say-on-Pay Votes
At the Annual Meeting of our stockholders held in May 2023, our stockholders were provided with an opportunity to cast a non-binding, advisory vote on the frequency with which the Company’s stockholders shall have the advisory, non-binding “say-on-pay” vote on compensation paid to our named executive officers. A majority of the votes cast were in favor of holding the say-on-pay vote every year.
At the May 2023 Annual Meeting, approximately 91% of votes cast were in favor of our executive compensation program. The Compensation Committee believes that our compensation program includes a number of features that reflect best practices in the market and that this voting result affirms stockholders’ support of the Company’s general approach in compensating its executive officers. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our NEOs.
Current Executive Compensation Program Elements
Base Salaries
Other than the base salary of the NEOs which were initially set by an employment agreement (see “Employment and Consulting Agreements” below), base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers, including those with employment agreements, are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.

Annual Cash Incentive Compensation
Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.
Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executive Officers. See “Summary Compensation Table” below.
For 2023, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer–West, Chief Operating Officer – East and Executive Vice President and General Counsel (the “2023 Executive Participants”) were eligible to receive cash bonus awards and/or shares of restricted common stock under the Company’s Objective Cash/RSA Bonus Plan and Discretionary Cash/RSA Bonus Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2023.
Under the Objective Cash/RSA Bonus Plan, the 2023 Executive Participants were eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% of their respective base salaries, dependent upon the Company achieving Adjusted EBITDA in the range of $74,597,377 to $82,012,249 or more. In determining Adjusted EBITDA for purposes of the Objective Cash/RSA Bonus Plan, the Objective Cash/RSA Bonus Plan provides that such determination shall be made before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, and other extraordinary or unusual items, and related portion for non-controlling interests. Based on the Adjusted EBITDA for the year ended 2023 of $77.7 million, Objective Cash/RSA Bonus awards equal to 31% of base salary was paid on March 6, 2024, to the 2023 Executive Participants.
Under the Discretionary Cash/RSA Bonus Plan, the Executive Participants were eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, having a value of up to 50% of their respective base salaries. The criteria established for each of the 2023 Executive Participants considered by the Compensation Committee in determining the respective awards for 2023 (the “2023 Executive Subjective Criteria”) were as follows:
Mr. Reading – Chief Executive Officer
1.	Company leadership;
2.	Cost aligned with revenue and volume growth;
3.	Continued development of COOs (or direct reports);
4.	Maintain effective Compliance Culture;
5.	Acquisition, Tuck in and De Novo development; and
6.	Buffer net rate impact with rate strategies and initiatives.
Mr. Hendrickson – Chief Financial Officer
1.	Rate negotiations through strategic negotiations along with purging of sub-optimal contracts;
2.	Effective and accurate Board and Stockholder communication, guidance, modeling, projections and planning;
3.	Improve efficiencies in Finance/AP and IT areas through technology improvements and staffing adjustments;
4.	Maintain effective capital structure to allow for continued growth;
5.	Enact cost improvement opportunities across the company and within the corporate services area; and
6.	Successful audit implementation.

Mr. Reeve – Chief Operating Officer-West
1.	Align cost and revenue growth for physical therapy;
2.	Create development plan for top 30 partnerships to ensure organic as well as acquired growth;
3.	Work on industrial injury prevention (“IIP”) opportunities for sales and expansion and cost efficiency in light of broad economic environment;
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes;
5.	Maintain effective compliance culture; and
6.	Effective acquisition-related due diligence and integrated coordination and execution.
Mr. Williams – Chief Operating Officer-East
1.	Align cost and revenue growth for physical therapy;
2.	Create development plan for top 30 partnerships to ensure organic as well as acquired growth;
3.	Work on IIP opportunities for sales and expansion and cost efficiency in light of broad economic environment;
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes;
5.	Maintain effective compliance culture; and
6.	Effective acquisition-related due diligence and integrated coordination and execution.
Mr. Binstein – Executive Vice President, General Counsel and Secretary
1.	Coordinate with CEO and other executives to facilitate growth through development;
2.	Assist in any compliance matters as needed to maintain an effective compliance culture and assist in any communications internally as needed with the CCO and executive team;
3.	Maintain legal department in a manner which successfully supports our partners as well as our corporate and infrastructure needs; and
4.	Assist CEO and other executives in evaluating new opportunities for growth whether acquired or home grown.
The Compensation Committee considered the performance of the 2023 Executive Participants against these criteria. Based on the review and scoring by the Compensation Committee of each of these criteria, the Compensation Committee awarded a bonus to each of the 2023 Executive Participants as a percentage of the maximum award value (i.e., maximum of 50% of base salary) as follows: Mr. Reading – 100% of the maximum award value; Mr. Reeve – 100% of the maximum award value; Mr. Williams – 100% of the maximum award value; Mr. Hendrickson – 100% of the maximum award value; and Mr. Binstein – 100% of the maximum award value. Accordingly, the Compensation Committee determined that the following awards would be paid in cash and as follows: Mr. Reading: $480,000; Mr. Williams: $270,000; Mr. Reeve: $302,500; Hendrickson: $240,000; and Mr. Binstein: $187,500. These cash bonuses were paid on March 6, 2024.
Long-term Equity Incentive Awards
The Objective Cash Bonus Plan, Discretionary Cash Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2023, collectively, are hereinafter referred to as the “2023 Executive Incentive Plan.”
The Stock Incentive Plan is intended to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.
Equity grants are made at the discretion of the committee, which administers the Company’s equity compensation plans. The objective of such long-term equity-based awards, which generally vest over four years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance.

Individual grant sizes are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, equity grants may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.
For the 2023 year, the 2023 Executive Participants were eligible to receive awards consisting of shares of restricted common stock under the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2023.
Under the Objective Long-Term Incentive Plan, Mr. Reading was eligible to earn up to 10,000 shares of restricted common stock, and Messrs. Williams, Reeve, Hendrickson and Binstein each were eligible to earn up to 5,000 shares of restricted common stock, dependent upon the Company achieving Adjusted EBITDA in the range of $74,597,377 to $79,594,370 or more. In determining Adjusted EBITDA for purposes of the Objective Cash/RSA Bonus Plan, the Objective Cash/RSA Bonus Plan provides that such determination shall be made before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, and other extraordinary or unusual items, and related portion for non-controlling interests. Based on the Adjusted EBITDA of $77.7 million for 2023, Mr. Reading was awarded 6,200 shares of restricted common stock under this Objective Long-Term Incentive Plan, and Messrs. Williams, Reeve, Hendrickson and Binstein each were awarded 3,100 shares of restricted common stock under this Objective Long-Term Incentive Plan.
Under the Discretionary Long-Term Incentive Plan, Mr. Reading was eligible to earn up to 10,000 shares of restricted common stock, and Messrs. Williams, Reeve, Hendrickson and Binstein each were eligible to earn up to 5,000 shares of restricted common stock, based upon a subjective determination of the committee. The committee determined for each 2023 Executive Participant such executive’s achievement of his respective Executive Subjective Criteria. Based on this review, the Compensation Committee determined that the achievement score for each of the 2023 Executive Participants was as follows: Mr. Reading – 100% of the maximum award value; Mr. Williams – 100% of the maximum award value; Mr. Reeve – 100% of the maximum award value; Mr. Hendrickson – 100% of the maximum award value; and Mr. Binstein – 100% of the maximum award value. For 2023, Mr. Reading was awarded 10,000 shares of restricted common stock under the Discretionary Long-Term Incentive Plan, and Messrs. Williams, Reeve, Hendrickson and Binstein each were awarded 5,000 shares of restricted common stock under the Discretionary Long-Term Incentive Plan. These shares of restricted common stock were granted on February 26, 2024 with restrictions on these shares lapsing evenly over 16 quarters starting on April 1, 2024.
Post-Employment Benefits
We have entered into employment agreements with our NEOs that provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Executive Compensation — Post Termination/Change-in-Control Benefits” below.
Benefits and Perquisites
Defined Contribution Plan. The Company maintains qualified retirement plans pursuant to Internal Revenue Code of 1986, as amended (the “Code”), Section 401(k) (the “401(k) Plans”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plans allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. For certain plans, the Company makes matching contributions. The assets of the 401(k) Plans are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company discretionary contributions. We did not make any discretionary contributions to the 401(k) Plan during 2023. The Company’s matching contributions aggregated $2.2 million in 2023.

Life Insurance. The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.
Health and Welfare Benefits. All executive officers, including the Named Executive Officers, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executive Officers participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their work location.
Actions Taken Subsequent to Year Ended 2023
On March 6, 2024, the Compensation Committee approved and adopted the incentive plans for senior management as described below applicable to our Named Executive Officers.
Objective Plans
For 2024, the criteria used by the Company in determining awards to the executive officers under the Objective Cash/RSA Bonus Plan and Objective Long-Term Incentive Plan will be directly based on the Company’s Adjusted EBITDA. We use this objective measure because we believe it is a key driver in increasing shareholder value and because each of our executive officers can impact this objective measure in some way. The Compensation Committee approves the minimum and maximum goals for the objective financial measure, as defined in the plan, each year. The incentive for meeting these objective financial performance goals is set by the Compensation Committee.
Under the Objective Cash/RSA Bonus Plan for 2024, the Company’s executive officers are eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% for Messrs. Reading, Reeve, Williams, Hendrickson and Binstein (as a group referred to as “2024 Participants”) of their respective base salaries dependent upon the Company achieving Adjusted EBITDA in the range of $78,500,000 to $85,000,000 or more. Under the Objective Long-Term Incentive Plan, Mr. Reading is eligible to earn up to 12,500 shares of restricted stock, Mr. Williams is eligible to earn up to 7,500 shares of restricted stock, and Messrs. Reeve, Hendrickson and Binstein are eligible to earn up to 5,000 shares of restricted stock, respectively, dependent upon the Company Adjusted EBITDA in the range of $78,500,000 to $83,500,000 or more.
Subjective Plans
The Compensation Committee established the subjective criteria for each of the 2024 Participants under the Discretionary Cash/RSA Bonus Plan and the Discretionary Long-Term Incentive Plan based on a consideration of strategic and operational goals for the Company (the “2024 Executive Subjective Criteria”). The Compensation Committee evaluates the performance of 2024 Participants against those criteria in determining cash and restricted stock awards.
Under the Discretionary Cash/RSA Bonus Plan for 2024, the executive officers are eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, if employed by the Company on the date of the award, having a value of up to 50% of their respective base salaries. Under the Discretionary Long-Term Incentive Plan, Mr. Reading is eligible to earn up to 12,500 shares of restricted stock, Mr. Williams is eligible to earn up to 7,500 shares of restricted stock, and Messrs. Reeve, Hendrickson and Binstein are eligible to earn up to 5,000 shares of restricted stock, respectively. The 2024 Executive Subjective Criteria established for each of the executive officers to be considered by the Compensation Committee in determining the respective awards for 2024 are as follows:
Mr. Reading – Chief Executive Officer
1.	Company and Board leadership;
2.	Growth of the Company to include de novo, tuck in and acquired Physical Therapy partnerships and IIP opportunities;
3.	Foster compliance and cybersecurity culture that is beneficial to our Company and stockholders;
4.	Oversee and support COO – East’s role in driving key Company objectives while strengthening our succession opportunities in key areas; and
5.	Achievement of financial goals and objectives for 2024.

Mr. Hendrickson – Chief Financial Officer
1.	Net rate improvements through strategic negotiations and revenue cycle management;
2.	Effective and accurate Board and shareholder communication, guidance, modeling, projections and planning;
3.	Maintain effective capital structure to allow continued growth;
4.	Improve efficiencies in Finance/Accounts Payable through technology improvements and staffing adjustments;
5.	Maintain effective cost discipline across the Company and within the corporate services area; and
6.	Successful audit implementation.
Mr. Reeve – Chief Operating Officer-West
1.	Align cost and revenue growth for Physical Therapy;
2.	Create development plan for top partnerships to ensure organic as well as acquired growth;
3.	Work on Industry Injury Prevention opportunities for sales and expansion and cost and cost efficiency;
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes;
5.	Maintain effective compliance culture; and
6.	Effective acquisition-related due diligence and integration coordination and execution.
Mr. Williams – Chief Operating Officer-East (President and COO effective as of May 21, 2024)
1.	Ensure cost and revenue alignment to achieve Company’s operating plan in physical therapy and IIP business segments;
2.	Execute Company-wide development plan for de novo as well as acquired partnerships ensuring integration and forward trajectory;
3.	Assist with improved operational execution across key corporate departments;
4.
Develop effective leadership and relationships across the entirety of the Company with partners as well as key corporate staff to facilitate operational excellence, growth, and opportunity realization; and

5.	Maintain effective compliance and cybersecurity culture.
Mr. Binstein – Executive Vice President, General Counsel and Secretary
1.	Coordinate with CEO and other executives to facilitate growth through development;
2.	Assist in any compliance matters as needed to maintain an effective compliance culture and assist in any communications internally as needed with CCO and executive team;
3.	Maintain legal department in a manner which successfully supports our partners as well as our corporate and infrastructure needs;
4.	Assist CEO and other executives in evaluating new opportunities for growth whether acquired or de novo; and
5.	Coordinate and maintain corporate/board/shareholder meeting minutes and other records.
In order to be eligible to receive awards under the above discussed plans, the 2024 Participant must be employed on the date the awards are granted. The Objective Cash/RSA Bonus Plan, Discretionary Cash/RSA Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2024 collectively are hereinafter referred to as the “2024 Executive Incentive Plan”.
For a detailed description of the 2024 Executive Incentive Plan, see the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2024.

Employment Agreements, Severance and Change in Control Benefits
The Company has entered into employment agreements with each of its Executive Officers.
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In May 2019, the Company entered into an amended and restated employment agreement with Mr. Reading, which presently expires on December 31, 2025, and provides for automatic two-year renewals as of the expiration of the current term.

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In 2018, the Company entered into an employment agreement with Mr. Reeve, which presently expires on February 28, 2026, and provides for an automatic two-year renewal as of the expiration of the current term.

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In 2020, the Company entered into an employment agreement with Mr. Williams, which presently expires on July 1, 2025, and provides for an automatic two-year renewal as of the expiration of the current term.

•
In 2020, the Company entered into an employment agreement with Mr. Hendrickson, which presently expires on November 8, 2024, and provides for an automatic two-year renewal as of the expiration of the current term.

•
In 2022, the Company entered into an amended and restated employment agreement with Mr. Binstein, which expires on March 22, 2026, and provides for an automatic two-year renewal as of the expiration of the current term.

Each of the employment agreements may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, Hendrickson, Reeve, Williams, and Binstein, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Messrs. Hendrickson, Reeve, Williams and Binstein, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by such individual. The employment agreement also provides for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment.
Messrs. Reading, Hendrickson, Reeve, Williams and Binstein’s employment agreements may each be terminated by the Company prior to the expiration of their term. See “Executive Compensation — Post Termination/Change-in-Control Benefits” below for a detailed discussion of the termination and change in control provisions contained in these agreements.
We do not have any additional executive retention and severance arrangements or change in control agreements with our Named Executive Officers.
Compensation of Named Executive Officers
Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us, Mr. Reading’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $900,000 (during 2021), $927,000 (during 2022), $960,000 (during 2023) and further increased to $975,000 effective as of January 1, 2024. During each of 2021, 2022 and 2023, Mr. Reading participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reading (i) was paid a cash bonus of $1,125,000 and was granted 20,000 shares of restricted stock for 2021, and (ii) was paid a cash bonus of $463,500 and was granted 10,000 shares of restricted stock for 2022. For 2023, Mr. Reading was paid a cash bonus of $777,600 on March 6, 2024, and was granted 16,200 shares of restricted stock on February 26, 2024.
Mr. Reeve joined our Company in March 2018 as Chief Operating Officer–East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reeve’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Reeve’s annual base salary was $567,000 (during 2021), $584,000 (during 2022), $605,000 (during 2023) and was further increased to $625,000 effective as of January 1, 2024. During each of 2021, 2022 and 2023, Mr. Reeve participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reeve (i) was paid a cash bonus of $708,750 and was granted 10,000 shares of restricted stock for 2021, and (ii) was paid a cash bonus of $292,005 and was granted 5,000 shares of restricted stock for 2022. For 2023, Mr. Reeve was paid a cash bonus of $490,050 on March 6, 2024 and was granted 8,100 shares of restricted stock on February 26, 2024.
Mr. Hendrickson joined our Company in November 2020 as Chief Financial Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Hendrickson’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Hendrickson’s annual base salary was $450,000 at the start of his employment through the end of 2021, $463,000 during 2022, $480,000 during 2023 and was further increased to $500,000 effective as of January 1, 2024. Mr. Hendrickson was granted 3,688 shares of restricted stock on November 16, 2020, and was paid a cash bonus of $25,000 on March 10, 2021. During each of 2022 and 2023, Mr. Hendrickson participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Hendrickson was paid a cash bonus of $185,400 and was granted 3,750 shares of restricted stock for 2022. For 2023, Mr. Hendrickson was paid a cash bonus of $388,800 on March 6, 2024, and was granted 8,100 shares of restricted stock on February 26, 2024.
Mr. Williams joined our Company on July 1, 2021 as Chief Operating Officer – East and, as indicated above, has been promoted to President effective as of May 21, 2024. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Williams’ annual base salary is subject to adjustment by the Compensation Committee. Mr. Williams’ annual base salary was $450,000 at the start of his employment, was increased to $467,010 in 2022, $540,000 during 2023 and was further increased to $650,000 effective as of January 1, 2024. Mr. Williams was granted 4,454 shares of restricted stock on August 16, 2021. For 2021, Mr. Williams was paid a cash bonus of $225,000 and was granted 5,000 shares of restricted stock. During each of 2022 and 2023, Mr. Williams participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Williams was paid a cash bonus of $233,505 and was granted 5,000 shares of restricted stock for 2022. For 2023, Mr. Williams was paid a cash bonus of $437,400 on March 6, 2024, and was granted 8,100 shares of restricted stock on February 26, 2024.
Mr. Binstein joined our Company in May 2011 as Vice President, General Counsel and Secretary, and was promoted to Executive Vice President effective March 23, 2022. Mr. Binstein’s annual base salary was $315,000 (during 2021), $340,000 (during 2022) and $375,000 (during 2023) and was further increased to $400,000 effective as of January 1, 2024. Mr. Binstein was paid a cash bonus of $320,000 and was granted 4,883 shares of restricted stock for 2021. During each of 2022 and 2023, Mr. Binstein participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Binstein was paid a cash bonus of $136,000 and was granted 3,750 shares of restricted stock for 2022. For 2023, Mr. Binstein was paid a cash bonus of $303,750 on March 6, 2024, and was granted 8,100 shares of restricted stock on February 26, 2024.
Compensation Deductibility Policy
Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers.

COMPENSATION COMMITTEE REPORT
The Compensation Committee was composed of four independent directors during 2023. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to determine the compensation for our executive officers, administer incentive stock plans and recommend to the Board the compensation to be paid to our non-employee directors. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2024 Annual Meeting of Stockholders.

Respectfully submitted,

The Compensation Committee
Kathleen A. Gilmartin, Chair
Edward L. Kuntz
Anne B. Motsenbocker
Regg E. Swanson
The foregoing Compensation Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table – Years Ended 2021 to 2023
The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of the Company during 2023, 2022 and 2021 to Messrs. Reading, Hendrickson, Reeve, Williams and Binstein who were the Company’s Named Executive Officers employed during 2023.
Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(2) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(4) ($)	Total ($)
Christopher J. Reading Chief Executive Officer	2023	958,731	—	1,632,482	—	777,600	—	3,564	3,372,377
	2022	925,962	—	1,016,800	—	463,500	—	2,322	2,408,584
	2021	896,154	—	2,120,100	—	1,125,000	—	2,322	4,143,576
Carey P. Hendrickson Chief Financial Officer	2023	479,365	—	816,241	—	388,800	—	3,564	1,687,970
	2022	462,981	—	381,300	—	185,400	—	3,564	1,033,245
	2021	450,000	—	795,038	—	450,000	—	2,322	1,697,359
Graham D. Reeve Chief Operating Officer - West	2023	604,193	—	816,241	—	490,050	—	2,322	1,912,806
	2022	583,356	—	508,400	—	292,005	—	2,322	1,386,083
	2021	565,961	—	1,060,050	—	708,750	—	2,322	2,337,083
Eric J. Williams(1) Chief Operating Officer - East	2023	537,193	—	816,241	—	437,400	—	2,322	1,793,156
	2022	466,356	—	508,400	—	233,505	—	2,322	1,210,583
	2021	211,154	225,000	971,069	—	—	—	893	1,408,116
Richard S. Binstein(1) Executive Vice President, General Counsel and Secretary	2023	373,654	—	816,241	—	303,750	—	3,564	1,497,209
	2022	339,085	—	381,300	—	136,000	—	3,564	859,949
(1)	Mr. Williams was appointed executive officer on July 1, 2021, and Mr. Binstein was appointed executive officer on March 17, 2022.
(2)	Mr. Williams did not participate in the 2021 Executive Incentive Plan, however, at the Board’s discretion, he was granted a bonus of $225,000 which was paid on March 14, 2022.
For 2023, stock awards were granted in accordance with the 2023 Executive Incentive Plan as shares of restricted stock under the terms of the U.S. Physical Therapy 2003 Stock Incentive Plan, amended on March 1, 2022 (“Amended 2003 Plan”) as follows: Mr. Reading was awarded 6,200 shares of restricted common stock pursuant to Objective Long-Term Incentive Plan, and Messrs. Williams, Reeve, Hendrickson and Binstein each were awarded 3,100 shares of restricted common stock pursuant to the Objective Long-Term Incentive Plan. Mr. Reading was awarded 10,000 shares (pursuant to the Discretionary Long-Term Incentive Plan). Messrs. Reeve, Williams, Hendrickson, Binstein were each awarded 5,000 shares (pursuant to the Discretionary Long-Term Incentive Plan).
For 2022, stock awards were granted in accordance with the 2022 Executive Incentive Plan as shares of restricted stock under the terms of the Amended 2003 Plan as follows: Mr. Reading was awarded 10,000 shares (10,000 pursuant to the Discretionary Long-Term Incentive Plan). Messrs. Reeve and Williams were each awarded 5,000 shares (pursuant to the Discretionary Long-Term Incentive Plan). Messrs. Hendrickson and Binstein were each awarded 3,750 shares (pursuant to the Discretionary Long-Term Incentive Plan). For 2022, there were no shares granted under the Objective Long-Term Incentive Plan.
For 2021 stock awards were granted in accordance with the 2021 Executive Incentive Plan as restricted stock under the terms of the Amended 2003 Plan as follows: Mr. Reading was awarded 20,000 shares, (10,000 shares pursuant to the Objective Long-Term Incentive Plan and 10,000 pursuant to the Discretionary Long-Term Incentive Plan). Mr. Hendrickson was awarded 7,500 shares, (3,750 shares pursuant to the Objective Long-Term Incentive Plan and 3,750 pursuant to the Discretionary Long-Term Incentive Plan). Mr. Reeve was awarded 10,000 shares (5,000 shares pursuant to the Objective Long-Term Incentive Plan and 5,000 pursuant to the Discretionary Long-Term Incentive Plan).
(3)
For 2023, the amounts represent the cash bonuses earned under the 2023 Executive Incentive Plan and paid in March 2024. For 2022, the amounts represent the cash bonuses earned under the 2022 Executive Incentive Plan and paid in March 2023. For 2021, the amounts represent the cash bonuses earned under the 2021 Executive Incentive Plan and paid in March 2022. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” herein for further details.

(4)	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executive Officers.

Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) :			Estimated Possible Payouts Under Equity Incentive Plan Awards(1) :			Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Reading	2/20/2023	$144,000	$1,200,000	$1,200,000	3,000	20,000	20,000	$2,012,200
Carey P. Hendrickson	2/20/2023	$72,000	$600,000	$600,000	1,500	10,000	10,000	$1,006,100
Graham D. Reeve	2/20/2023	$90,750	$756,250	$756,250	1,500	10,000	10,000	$1,006,100
Eric J. Williams	2/20/2023	$81,000	$675,000	$675,000	1,500	10,000	10,000	$1,006,100
Richard S. Binstein	2/20/2023	$56,250	$468,750	$468,750	1,500	10,000	10,000	$1,006,100
(1)
Represents possible payments and equity grants under the 2023 Executive Incentive Plan. Under the non-equity incentive plan, Messrs. Reading, Reeve, Williams, Hendrickson and Binstein were entitled to earn 75% of their respective annual base salary dependent on the Company achieving Adjusted EBITDA in the range of $74,597,377 to $82,012,249 or more. Messrs. Reading, Reeve, Williams, Hendrickson, and Binstein were also entitled to earn 50% of their respective annual base salary at the discretion of the Compensation Committee based on the achievement of pre-established subjective criteria.

Under the equity incentive plans, each of the above were entitled to 50% of their respective number of shares detailed above based on achieving Adjusted EBITA in the range of $74,597,377 to $82,012,249 or more and 50% of their respective number of shares at the discretion of the Compensation Committee based on the achievement of pre-established subjective criteria. For a more detailed discussion, see the above “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” section.
Also, see the Summary Compensation Table above for actual amounts earned for 2023. The cash earned was paid on March 8, 2023, and the shares of restricted stock were granted on February 26, 2023.
(2)
Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to $101.61 per share. See “Note 16 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K, filed on February 29, 2024, for a description of the valuations and a description of the equity plans.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See “Employment Agreements, Severance and Change of Control Benefits” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table above and Grants of Plan-Based Awards table paid to the Named Executive Officers above for narrative disclosure with respect to those tables.
Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding awards of shares of restricted common stock that have not vested as of December 31, 2023, for each Named Executive Officer. The table does not include the grants of restricted stock made in 2024. There are no outstanding stock option awards for the Named Executive Officers as of December 31, 2023.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher J. Reading	23,785(2)	$2,215,335
Carey P. Hendrickson	8,200(3)	$763,748
Graham D. Reeve	11,890(4)	$1,107,435
Eric J. Williams	8,832(5)	$822,612
Richard S. Binstein	7,002(6)	$652,166
(1)	Calculated based on the closing market price of our common stock on December 31, 2023 of $93.14 per share.
(2)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2024	3,485	1/1/2025	2,575	1/1/2026	1,875	1/1/2027	625
4/1/2024	2,575	4/1/2025	1,875	4/1/2026	625
7/1/2024	2,575	7/1/2025	1,875	7/1/2026	625
10/1/2024	2,575	10/1/2025	1,875	10/1/2026	625
(3)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2024	932	1/1/2025	702	1/1/2026	714	1/1/2027	240
4/1/2024	932	4/1/2025	702	4/1/2026	234
7/1/2024	932	7/1/2025	702	7/1/2026	234
10/1/2024	940	10/1/2025	702	10/1/2026	234
(4)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2024	1,730	1/1/2025	1,286	1/1/2026	952	1/1/2027	320
4/1/2024	1,286	4/1/2025	936	4/1/2026	312
7/1/2024	1,286	7/1/2025	936	7/1/2026	312
10/1/2024	1,286	10/1/2025	936	10/1/2026	312
(5)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2024	902	1/1/2025	902	1/1/2026	632	1/1/2027	320
4/1/2024	902	4/1/2025	902	4/1/2026	312
7/1/2024	902	7/1/2025	908	7/1/2026	312
10/1/2024	902	10/1/2025	624	10/1/2026	312
(6)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2024	968	1/1/2025	734	1/1/2026	542	1/1/2027	240
4/1/2024	733	4/1/2025	539	4/1/2026	234
7/1/2024	733	7/1/2025	539	7/1/2026	234
10/1/2024	733	10/1/2025	539	10/1/2026	234

Stock Vested Table
The following table shows the number of shares of our common stock acquired by each of our NEOs during 2023 upon the “vesting” of restricted stock (“vesting” refers to lapse of restrictions). As of December 31, 2023, there were no outstanding stock options for each of our NEOs.
	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on Vesting(1)
Christopher J. Reading	14,548	$1,414,780
Carey P. Hendrickson	3,494	$346,439
Graham D. Reeve	7,244	$704,110
Eric J. Williams	3,296	$328,357
Richard S. Binstein	3,815	$374,895
(1)
The value realized on vesting is computed by multiplying the number of shares by stock by the market value of the underlying shares on the vesting date. The closing price of the stock is used as the market value.

Pay Ratio
The Company analyzed the annual total compensation for all of its employees and the employees of its consolidated subsidiaries (including part-time – “on call”– and full-time employees as per SEC rules), other than our CEO, in order to identify the employee with the median annual total compensation. In making this determination, the Company examined only payroll records of individuals who were employed by the Company or one of its consolidated subsidiaries on December 31, 2023. No cost-of-living adjustments were made to any such employee’s compensation, but the Company did annualize the compensation of individuals who commenced employment after January 1, 2023. After the median compensated employee was identified, that employee’s annual total compensation for fiscal year 2023 was determined in the same manner as if such individual was a named executive officer for 2023 whose compensation was required to be determined in accordance with SEC rules and reported in our “Summary Compensation Table” on page 31. Based on the foregoing, the annual total compensation of such employee, as determined in accordance with SEC rules, was $43,660. As provided in our Summary Compensation Table, the annual total compensation for our CEO for the 2023 fiscal year was $3,372,377, which was 77.2 to 1.0 times the annual total compensation of our median compensated employee for the 2023 fiscal year.
The above figures were reported in accordance with SEC rules. However, the Company believes that a more accurate disclosure would exclude “on-call” employees who have no set schedule and work only on an as-needed basis, which may be a few times a year. If these on-call employees were excluded from the determination of our median compensated employee for the 2023 fiscal year, the annual total compensation would be $50,090 resulting in a ratio of the annual total compensation of our CEO to such employee of 67.3 to 1.0.
Because a significant amount of our CEO’s compensation for 2023 was in the form of equity compensation, and only a very small number of our employees receive equity compensation, we thought it would be helpful to our stockholders to see how the above ratios are impacted by excluding equity compensation. Excluding equity compensation, the annual total compensation of our median compensated employee was $43,657 and the annual total compensation for our Chief Executive Officer would be $1,739,895, resulting in a ratio of 39.9 to 1.0 if on-call employees are included. If on-call employees are excluded, the ratio is 34.7 to 1.0.

Pay Versus Performance
The Company’s compensation objectives and philosophy, which are discussed above, are designed to reward the contributions of its NEOs to the Company’s financial performance and provide compensation which is sufficient to attract and retain individuals who are motivated to contribute to the Company’s financial performance. To achieve these goals, the Company has implemented incentive plans which tie a significant portion of each NEOs compensation to pre-determined financial goals.
For the year ended December 31, 2023, the most important financial performance measure used by the Company to link executive compensation actually paid to the executive officers was Adjusted EBITDA. For the years ended December 31, 2022, 2021, and 2020, the most important financial performance measure used by the Company to link executive compensation actually paid to the executive officers was Operating Results, which is described in the accompanying footnotes below.
The following table summarizes the executive compensation earned by the Company’s Principal Executive Officer (“PEO”), and other Named Executive Officers (“NEOs”), the executive compensation actually paid to the Company’s PEO and other NEOs, and certain financial performance measures of the Company for the years ended December 31, 2023, 2022, 2021, and 2020.
Year(1)	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(5) ($)	Average Summary Compensation Table Total for non-PEO NEOs(1) ($)	Average Compensation Actually Paid to non-PEO NEOs(5) ($)	Value of Initial Fixed $100 Investment Based on		Net Income(2) ($)	Operating Results(3) ($)	Adjusted EBITDA(6) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return(4) ($)
2023	$3,372,377	3,822,626	$1,722,785	1,865,290	81	134	37,220,000	36,265,000	77,717,000
2022	2,408,584	1,859,559	1,122,465	920,090	71	130	43,407,000	35,034,000	73,661,000
2021	4,143,576	3,275,545	1,454,841	1,110,753	84	135	57,924,000	43,732,000	73,780,000
2020	2,961,147	2,446,657	1,056,375	829,949	105	111	52,491,000	38,435,000	70,017,000
1)
The PEO is Christopher J. Reading for each of the years presented. The non-PEO NEOs are Carey P. Hendrickson, Eric J. Williams, Graham D. Reeve, and Richard Binstein for the years 2023 and 2022, Carey P. Hendrickson, Eric J. Williams, Glenn D. McDowell, and Graham D. Reeve for 2021 and Carey P. Hendrickson, Lawrance W. MacAfee, Glenn D. McDowell, and Graham D. Reeve for 2020.

2)	Net income includes earnings attributable to non-controlling interests.
3)
Operating Results, a non-GAAP measure, equals net income attributable to our stockholders less non-cash asset impairment charge, changes in revaluation of put-right liability, Relief Funds, changes in fair value of contingent earn-out consideration, and any allocations to non-controlling interests, all net of taxes. For additional information regarding Operating Results, please see Item 7 in the Company’s Form 10-K filed with the SEC on February 29, 2024.

4)
Total Shareholder Return assumes that $100 was invested in our common stock and the common stock on each of the companies listed on The NYSE Heathcare Index (the Company’s Peer Group), on December 31, 2019, and that any dividends were reinvested.

5)	For a computation of compensation actually paid to PEO and average compensation actually paid to non-PE NEOs, please refer to the subsequent table.
6)	For additional information regarding Adjusted EBITDA, please see Item 7 in the Company’s Form 10-K filed with the SEC on February 29, 2024.

The following table outlines the adjustments made to the compensation earned by the Company’s PEO and other NEOs, as presented in the Summary Compensation Table on page 31, to derive the compensation actually paid to the Company’s PEO and other NEOs.
	Adjustments
Year	Summary Compensation Table Total ($)	Less: Reported Value of Stock Awards ($)(1)	Plus: Year End Fair Value of Restricted Stock Awards Granted During the Year ($)(2)(3)	Plus: Change in Fair Value of Outstanding and Unvested Restricted Stock Awards ($)(2)(3)	Plus: Changes in Fair Value of Restricted Stock in Prior Years that Vested During the Year ($)(2)(3)	Dividends paid on Unvested Restricted Stock Awards During the Fiscal Year ($)(4)	Compensation Actually Paid ($)
PEO
2023	3,372,377	1,632,482	1,508,868	288,036	235,956	49,871	3,822,626
2022	2,408,584	1,016,800	810,300	(411,395)	22,404	46,466	1,859,559
2021	4,143,576	2,120,100	1,911,000	(613,844)	(81,371)	36,284	3,275,545
2020	2,961,147	1,533,056	1,346,800	180,251	(518,261)	9,776	2,446,657
Non-PEO NEOs
2023	1,722,785	816,241	754,434	108,759	76,874	18,679	1,865,290
2022	1,122,465	444,850	354,506	(132,671)	5,768	14,872	920,090
2021	1,454,841	706,539	537,469	(157,849)	(26,493)	9,325	1,110,753
2020	1,056,375	484,122	447,571	63,051	(256,345)	3,419	829,949
(1)
Represents the grant date fair value of restricted stock awards earned and as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year. These shares were issued in March of the succeeding year.

(2)
Adjustments are equal to (i) the year-end fair value of restricted stock awards granted during the applicable year that are earned but not issued and therefore deemed outstanding and unvested as of the end of the year, (ii) the amount of the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any restricted stock awards granted in prior years that are outstanding and unvested as of the end of the applicable year, and (iii) for restricted stock awards granted in prior years that vest in the applicable year, an amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year).

(3)
Restricted stock awards are valued using the market price of our stock. The closing market price of our stock was $93.14, $81.03, $95.55, $120.25, and $114.35 as of December 31, 2023, 2022, 2021, 2020, and 2019, respectively. The closing market price of our stock when the PEO and other NEOs’ restricted stock awards vested was $81.03 on January 1, 2023, $97.91 on April 1, 2023, $121.39 on July 1, 2023, $91.73 on October 1, 2023, $95.55 on January 1, 2022, $103.76 on April 1, 2022, $112.30 on July 1, 2022, $760.02 on October 1, 2022, $120.25 on January 1, 2021, $110.21 on April 1, 2021, $119.34 on July 1, 2021, $111.55 on October 1, 2021, $114.35 on January 1, 2020, $59.00 on April 1, 2020, $81.02 on July 1, 2020 and $86.88 on October 1, 2020.

(4)
Includes dividends paid and declared on outstanding and unvested shares as of December 31, 2023, 2022, 2021 and 2020. Dividends declared per common share were $1.72, $1.64, $1.46, and $0.32 for the fiscal years ended December 31, 2023, 2022, 2021 and 2020, respectively.

Relationship between Pay and TSR
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs, the cumulative total stockholder return (“TSR”) on $100 invested in the Company at the close of the market on December 31, 2019, with dividends being reinvested on the date paid through December 31, 2023, and the cumulative TSR of the NYSE Health Care Index. The NYSE Health Care Index TSR is calculated in a similar manner as the Company’s TSR.

Relationship between Pay and Net Income
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs and the Company’s net income.

$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-
Net Income (in 000's)
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation Actually Paid (in 000's)
$52,491
$57,924
$43,407
$37,220
2020
2021
2022
2023
Compensation Actually Paid to PEO (in 000's)
Average Compensation Actually Paid to non-PEO NEOs (in 000's)
Net Income (in 000's)

Relationship between Pay and Operating Results
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs and the Company’s After-tax Operating Results.

$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
After-tax Operating Results
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation Actually Paid (in 000's)
$38,435
$43,732
$35,034
$36,265
2020
2021
2022
2023
Compensation Actually Paid to PEO (in 000's)
Average Compensation Actually Paid to non-PEO NEOs (in 000's)
Operating Results (in 000's)
Linear (Operating Results (in 000's))

Relationship between Pay and Adjusted EBITDA
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs and the Company’s Adjusted EBITDA.

$80,000
$78,000
$76,000
$74,000
$72,000
$70,000
$68,000
$66,000
After-tax Operating Results
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation Actually Paid (in 000's)
$70,017
$73,780
$73,661
$77,717
2020
2021
2022
2023
Compensation Actually Paid to PEO (in 000's)
Average Compensation Actually Paid to non-PEO NEOs (in 000's)
Adjusted EBITDA
Linear (Adjusted EBITDA)

Post Termination/Change-in-Control Benefits
Each of the Employment Agreements of the Named Executive Officers may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, Reeve, Williams, Hendrickson and Binstein, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Mr. Reeve, Mr. Williams, Mr. Hendrickson and Mr. Binstein, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by them.
The amount of compensation payable to each Named Executive Officer under the agreements is detailed in the tables below:
Christopher J. Reading, President and Chief Executive Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,920,000	$1,920,000	$1,920,000
Annual Cash Incentive(3)	—	777,600	777,600	777,600
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	2,215,335	2,215,335	2,215,335
Benefits and Perquisites
Health and Dental Coverage(6)	—	39,475	39,475	39,475
Total	$—	$4,952,410	$4,952,410	$5,452,410
Carey P. Hendrickson, Chief Financial Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$960,000	$960,000	$960,000
Annual Cash Incentive(3)	—	388,800	388,800	388,800
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	763,748	763,748	763,748
Benefits and Perquisites
Health and Dental Coverage(6)	—	27,543	27,543	27,543
Total	$—	$2,140,091	$2,140,091	$2,423,424

Graham D. Reeve, Chief Operating Officer – West
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,210,000	$1,210,000	$1,210,000
Annual Cash Incentive(3)	—	490,050	490,050	490,050
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	1,107,435	1,107,435	1,107,435
Benefits and Perquisites
Health and Dental Coverage(6)	—	15,102	15,102	15,102
Total	$—	$2,822,587	$2,822,587	$3,105,920
Eric J. Williams, Chief Operating Officer – East
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,080,000	$1,080,000	$1,080,000
Annual Cash Incentive(3)	—	437,400	437,400	437,400
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	822,612	822,612	822,612
Benefits and Perquisites
Health and Dental Coverage(6)	—	39,475	39,475	39,475
Total	$—	$2,379,487	$2,379,487	$2,662,820
Richard S. Binstein, Executive Vice President, General Counsel and Secretary
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$750,000	$750,000	$750,000
Annual Cash Incentive(3)	—	303,750	303,750	303,750
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	652,166	652,166	652,166
Benefits and Perquisites
Accrued but unused vacation	—	—	—	—
Health and Dental Coverage(6)	—	27,791	27,791	27,791
Total	$—	$1,733,707	$1,733,707	$2,017,040
(1)
For purposes of this analysis, we assumed the price per share of our common stock on the date of termination is $93.14 (the closing price on December 31, 2023) and that the executive’s base salary (as in effect on December 31, 2023) is as follows: Mr. Reading — $960,000; Mr. Hendrickson — $480,000; Mr. Reeve — $605,000; Mr. Williams — $540,000; and Mr. Binstein — $375,000.

(2)	Severance is calculated using two times the base salary as in effect on January 31, 2023, as noted in footnote 1 above.
(3)
Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.

(4)	Based on amounts stipulated in the respective employment agreements. To be paid, there must be a Change of Control and Termination Event as described in each respective agreement.
(5)
Pursuant to the Restricted Stock Agreement (entered into prior to January 1, 2020) for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested upon a “Change in Control”. With respect to Restricted Stock Agreements for each executive that was entered into during 2021, 2022 and 2023, all restrictions and conditions on shares of restricted stock awarded under such agreements will be deemed satisfied and shares will be fully vested upon a Termination Event in connection with a “Change in Control” (i.e., a “double-trigger” benefit). Shares of restricted stock pursuant to agreements entered into during 2024 are not included as the restricted stock was not outstanding as of December 31, 2023.

(6)	Calculated for 24 months after termination which for this calculation is December 31, 2023.

EQUITY COMPENSATION PLAN INFORMATION
Set forth below is information regarding shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2023.
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
The Amended and Restated 1999 Stock Option Plan	—	—	7,775
The Amended and Restated 2003 Stock Option Plan	—	—	505,418
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	513,193
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of Section 16(a) reports filed by our directors and officers are required to be furnished to us. Based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2023 all other Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis, except for the following: (a) the restricted stock awards granted to each of Messrs. Christopher Reading, Carey Hendrickson, Graham Reeve, Eric Williams and Richard Binstein on February 20, 2023 were inadvertently reported a day late; (b) the restricted stock award granted to Ms. Nancy Ham on May 16, 2023, was inadvertently reported 10 days late, in each case, due to administrative errors.

PROPOSAL 2. — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Regulation 14A of the Exchange Act requires that we include in our annual Proxy Statement at least once every three years a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In 2011, we adopted a policy to hold an advisory vote on executive compensation each year. While the holders of a majority of our common stock voted to approve the compensation of our Named Executive Officers in 2019, we believed it was necessary to make changes to certain aspects of our executive compensation benefits based on stockholder feedback. In 2019, we reached out to many of our larger stockholders, and also received feedback from Institutional Shareholder Services (“ISS”), a proxy advisory firm, with regard to compensation of our Named Executive Officers. The principal item addressed by ISS related to the “single-trigger” benefit provided to the executive officers in the event of a change of control transaction involving the Company. To address these concerns, the Company took the following actions: (i) amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, (ii) provided for similar “double-trigger” change of control benefits in subsequent executive employment agreements, and (iii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event).
In November 2023, the Company adopted a Compensation Clawback Policy to comply with recently adopted rules of the New York Stock Exchange, which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements. Pursuant to the terms of our Clawback Policy for Executive Officers, if we are required to file an accounting restatement with the SEC to correct an error in previously issued financial statements, then we will recover from our current and former executive officers any incentive-based compensation received by those executives during the last three fiscal years that exceeds the amount of incentive-based compensation that otherwise would have been received by the executive had it been determined based on the restated amounts, computed without regard to any taxes paid.
In 2022 and 2023, our stockholders overwhelmingly approved the compensation of our Named Executive Officers, as in each year more than 91% of our common stock voted was in favor of approving the compensation of our named executive officers. We will continue to solicit and consider stockholder feedback relating to corporate governance and executive compensation.
We encourage stockholders to review the Compensation Discussion and Analysis on pages 20 through 41 in this Proxy Statement.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.”
Your vote will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.
Properly executed but unmarked proxies will be voted FOR approval of the compensation of the Named Executive Officers. Under current regulations, a broker is prohibited from voting for this proposal without receiving instructions from you. The Board of Directors believes that approving the compensation of the Named Executive Officers is in the best interest of the Company. The approval of the compensation of the Named Executive Officers will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2024. Grant Thornton LLP has acted as our independent registered public accounting firm since 2004. Representatives of Grant Thornton LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.
Shareholder ratification of the appointment of Grant Thornton LLP is not required by the rules of the NYSE or the SEC or by our bylaws. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will consider whether to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The Board strongly endorses the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2024, and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2024.”
Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

Audit and Audit-Related Fees
The following table sets forth the fees billed for services performed by Grant Thornton LLP for years ended 2023 and 2022:
	2023	2022
Audit Fees(1)	$853,763	$744,631
Audit-Related Fees	21,000	21,000
Tax Fees	—	—
All Other Fees	—	—
	$874,763	$765,631
(1)
“Audit Fees” include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services to be provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee approved all audit services provided by our independent registered public accounting firm during the years ended December 31, 2023 and 2022.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has appointed an Audit Committee, consisting of Messrs. Trier (Chairman), Harris and Kuntz, and Ms. Motsenbocker, all of whom are financially literate and independent (as that term is defined by the NYSE listing standards and SEC Rule 10A-3(b)). The Board of Directors has determined Ms. Motsenbocker and Messrs. Trier and Kuntz to be “audit committee financial experts” under the rules of the SEC.
Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre-approval of both audit and non-audit services (including fees and other terms) and the resolution of any disagreements that may arise between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.
In carrying out its responsibilities, the Audit Committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external and internal audits and its processes for compliance with laws and regulations that govern financial reporting, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors and work performed during the year by the Company’s internal auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.
The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2023. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes and reviews the Company’s periodic reports and quarterly earnings releases before they are filed with the SEC, but it is not responsible for the preparation of the Company’s financial statements and reports.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal control over financial reporting in connection with the filing of Annual Reports on Form 10-K and other periodic reports with the SEC. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.
Prior to commencement of audit work, the Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for 2023, the overall scope and plans for their audit of the Company’s financial statements for 2023. The committee also reviewed and discussed with representatives of Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by the statement on Auditing Standards No. 1301. The Audit Committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal control over financial reporting had come to the auditors’ attention during the conduct of the 2023 audit, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee has discussed with Grant Thornton LLP their independence. The Audit Committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
The Audit Committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.
Respectfully submitted,

The Audit Committee
Clayton K. Trier, Chairman
Dr. Bernard A. Harris
Edward L. Kuntz
Anne B. Motsenbocker
The foregoing Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE
PRESENTED AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS
Any proposal intended to be presented by any stockholder for action at the 2025 Annual Meeting (other than as to director nominees) must be received by us on or before January 20, 2025, in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2025 Annual Meeting. If the date of the 2025 Annual Meeting is changed by more than 30 days from May 20, 2025 (the anticipated date for the 2025 Annual Meeting), the deadline will be a reasonable time before we print and mail our proxy materials. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2025 Annual Meeting, such proposal must be 500 words or less and received by our Secretary at our principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by January 20, 2025. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2025 Annual Meeting.
In addition, to comply with the universal proxy rules as to director nominees, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2025.
We are not required to include in our proxy statement and form of proxy for the 2025 Annual Meeting any stockholder proposal, including shareholder nominations of persons for election to the Board of Directors that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received.
By Order of the Board of Directors,

Richard S. Binstein
Executive Vice President, General Counsel and Secretary
Houston, Texas, April 15, 2024

U.S. PHYSICAL THERAPY, INC.

ATTN: JOHNNY BLANCHARD
1300 WEST SAM HOUSTON PKWY S., SUITE 300
HOUSTON, TX 77042

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. PHYSICAL THERAPY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of seven directors to serve until the next annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Christopher J. Reading
02) Dr. Bernard A. Harris Jr.
03) Kathleen A. Gilmartin
04) Regg E. Swanson
05) Clayton K. Trier
06) Anne B. Motsenbocker
07) Nancy J. Ham

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve the named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Stockholder Letter and Form 10-K are available at www.proxyvote.com.

V46993-P10424

U.S. PHYSICAL THERAPY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 21, 2024

The stockholder(s) hereby appoint(s) Christopher J. Reading and Carey Hendrickson or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of U.S. Physical Therapy, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time on May 21, 2024, at 1300 West Sam Houston Parkway, Houston, TX 77042, Suite 300, and any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE